Exhibit 10.1

[DEALER]

[ADDRESS]

June [__], 2025

To:	Rubrik, Inc.

3495 Deer Creek Road,

Palo Alto, CA 94304

Attention: [ ]

Email: [ ]

Re:	[Base][Additional] Call Option Transaction

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the call option transaction entered into on the Trade Date specified below (the “Transaction”) between [________] (“Dealer”) and Rubrik, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). Certain defined terms used herein have the meanings assigned to them in the Offering Memorandum dated June [•], 2025 (the “Offering Memorandum”) relating to the USD [________] principal amount of [•]% Convertible Senior Notes due 2030 (the “Base Convertible Securities”) issued by Counterparty (as increased by up to an additional USD [________] principal amount of [•]% Convertible Senior Notes due 2030 [that may be] issued pursuant to the option to purchase additional convertible securities [exercised on the date hereof] (the “Optional Convertible Securities” and, together with the Base Convertible Securities, the “Convertible Securities”)) pursuant to an Indenture [to be] dated June [•], 2025 between Counterparty and U.S. Bank Trust Company, National Association, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture that are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein, in each case, will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. [For the avoidance of doubt, subject to the foregoing, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith and in a commercially reasonable manner to preserve the economic intent of the parties as evidenced by such draft of the Indenture. In addition, subject to the foregoing, the][The] parties acknowledge that references to the Indenture herein are references to the Indenture [as of its date of execution][as in effect on the date hereof] and if the Indenture is, or the Convertible Securities are, amended, modified or supplemented following the date hereof or the date of their execution, respectively, any such amendment, modification or supplement (other than any amendment, modification or supplement (i) pursuant to Section 14.07 of the Indenture, subject to the provisions opposite the caption “Counterparty Discretionary Adjustments” in Section 2 hereof, or (ii) pursuant to Section 10.01(h) of the Indenture that, as determined by the Calculation Agent in good faith and in a commercially reasonable manner, conforms the Indenture to the description of Convertible Securities in the Offering Memorandum) will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency, (ii) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)[, (iii) the designation of an executed guarantee of [__________] (“Guarantor”) dated as of the Trade Date in customary form as a Credit Support Document in relation to Dealer, (iv) the designation of Guarantor as a Credit Support Provider in relation to Dealer], [(v)][(iii)] the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall not apply to Counterparty and shall apply to Dealer with a “Threshold Amount” of three percent of [Dealer’s parent’s] [Dealer’s] shareholders’ equity; provided that (A) “Specified Indebtedness” shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business, (B) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) and (C) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”; [(vi)][(iv)] following the payment of the Premium, the condition precedent in Section 2(a)(iii) of the Agreement with respect to Events of Default or Potential Events of Default (other than an Event of Default or Potential Event of Default arising under Section 5(a)(ii), 5(a)(iv) or 5(a)(vii) of the Agreement) shall not apply to a payment or delivery owing by Dealer to Counterparty); and [(vii)][(v)] the “Default Under Specified Transactions” provision of Section 5(a)(v) of the Agreement shall not apply to the Counterparty.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency among this Confirmation, the Equity Definitions or the Agreement, the following shall prevail in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit any other provision of this Confirmation, the Agreement or the Equity Definitions.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a “Transaction” under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June [__], 2025

Effective Date:	The closing date of the [initial] issuance of the Convertible Securities [issued pursuant to the option to purchase additional Convertible Securities exercised on the date hereof].

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Class A Common Stock of Counterparty, par value USD 0.000025 per share (Ticker Symbol: “RBRK”).

Number of Options:	[The number of Base Convertible Securities in denominations of USD 1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Securities.][The number of Optional Convertible Securities in denominations of USD 1,000 principal amount purchased by the Purchasers (as defined in the Purchase Agreement), at their option pursuant to Section 2 of the Purchase Agreement (as defined below).] For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder. In no event will the Number of Options be less than zero.

Applicable Percentage:	[__]%

Option Entitlement:	A number equal to the product of the Applicable Percentage and 8.0155

Make-Whole Fundamental Change Adjustment:	Any adjustment to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 14.03 of the Indenture.

Discretionary Anti-Dilution Adjustment:	Any adjustment to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 14.04(h) of the Indenture.

Strike Price:	USD 124.7583

Cap Price:	USD 175.1000

Rounding of Strike Price/ Cap Price/Option Entitlement:	In connection with any adjustment to the Option Entitlement, the Option Entitlement shall be rounded by the Calculation Agent in accordance with the provisions of the Indenture relating to rounding of the “Conversion Rate” (as defined in the Indenture). In connection with any adjustment to the Strike Price or the Cap Price hereunder, the Calculation Agent will round the adjusted Strike Price or the adjusted Cap Price, as the case may be, to the nearest USD 0.0001.

Number of Shares:	As of any date, a number of Shares equal to the product of the Number of Options and the Option Entitlement.

Premium:	USD [_____]

Premium Payment Date:	The Effective Date

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:	[With respect to any conversion of a Convertible Security (other than (x) any conversion of Convertible Securities with a “Conversion Date” (as defined in the Indenture) occurring prior to the Free Convertibility Date or (y) any conversion of Convertible Securities in respect of which “Holder(s)” (as such term is defined in the Indenture) of such Convertible Securities would be entitled to an increase in the “Conversion Rate” (as defined in the Indenture) pursuant to a Make-Whole Fundamental Change Adjustment (any such conversion described in clause (x) or clause (y), an “Early Conversion”), to which the provisions of Section 8(b)(iii) of this Confirmation shall apply), the “Conversion Date” (as defined in the Indenture); provided that no Conversion Date shall be deemed to have occurred with respect to Exchanged Securities (such Convertible Securities, other than Exchanged Securities, the “Relevant Convertible Securities” for such Conversion Date).]

[With respect to any conversion of a Convertible Security (other than (x) any conversion of Convertible Securities with a “Conversion Date” (as defined in the Indenture) occurring prior to the Free Convertibility Date or (y) any conversion of Convertible Securities in respect of which “Holder(s)” (as such term is defined in the Indenture) of such Convertible Securities would be entitled to an increase in the “Conversion Rate” (as defined in the Indenture) pursuant to a Make-Whole Fundamental Change Adjustment (any such conversion described in clause (x) or clause (y), an “Early Conversion”), to which the provisions of Section 8(b)(iii) of this Confirmation shall apply), the “Conversion Date” (as defined in the Indenture) for Convertible Securities that are not “Relevant Convertible Securities” under (and as defined in) the confirmation between the parties hereto regarding the Base Call Option Transaction dated June [__], 2025 (the “Base Call Option Transaction Confirmation”); provided that no Conversion Date shall be deemed to have occurred with respect to Exchanged Securities (such Convertible Securities, other than Exchanged Securities, the “Relevant Convertible Securities” for such Conversion Date). For the purposes of determining whether any Convertible Securities will be Relevant Convertible Securities hereunder or “Relevant Convertible Securities” under the Base Call Option Transaction Confirmation, Convertible Securities that are converted pursuant to the Indenture shall be allocated first to the Base Call Option Transaction Confirmation until all Options thereunder are exercised or terminated.]

Free Convertibility Date:	March 15, 2030

Exchanged Securities:	With respect to any Conversion Date, any Convertible Securities with respect to which Counterparty makes the election described in Section 14.12 of the Indenture and the financial institution designated by Counterparty accepts such Convertible Securities in accordance with Section 14.12 of the Indenture, as long as Counterparty does not submit a Notice of Exercise in respect thereof.

Expiration Date:	June 15, 2030, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise on Conversion Dates” and “Automatic Exercise of Remaining Repurchase Options After Free Convertibility Date” below.

Automatic Exercise on Conversion Dates:	Applicable, which means that on each Conversion Date occurring on or after the Free Convertibility Date (other than, for the avoidance of doubt, any Conversion Date relating to an Early Conversion), a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD 1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Automatic Exercise of Remaining Repurchase Options After Free Convertibility Date:	Notwithstanding anything herein or in Section 3.4 of the Equity Definitions to the contrary, unless Counterparty notifies Dealer in writing prior to 5:00 p.m. (New York City time) on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the Expiration Date that it does not wish automatic exercise to occur with respect to any Remaining Repurchase Options (as defined below), a number of Options equal to the lesser of (a) the Number of Options (after giving effect to the provisions opposite the caption “Automatic Exercise on Conversion Dates” above) as of 9:00 a.m. (New York City time) on the Expiration Date and (b) the Remaining Repurchase Options [minus the number of Remaining Options (as defined in the Base Call Option Transaction Confirmation)] (such lesser number, the “Remaining Options”) will be deemed to be automatically exercised, and the Delivery Obligation (and related provisions) with respect to such Remaining Options shall be calculated, as if (i) a number of Convertible Securities (in denominations of USD 1,000 principal amount) equal to such number of Remaining Options were outstanding under the Indenture and were converted with a Conversion Date occurring on or after the Free Convertibility Date and (ii) the provisions opposite the caption “Notice of Final Convertible Security Settlement Method” applied to such Convertible Securities; provided that no such automatic exercise pursuant to this paragraph will occur if the “Daily VWAP” (as defined in the Indenture) for each “Trading Day” (as defined in the Indenture pursuant to the second proviso in such definition) during the Cash Settlement Averaging Period is less than or equal to the Strike Price.

“Remaining Repurchase Options” shall mean the excess of (I) the aggregate number of Convertible Securities (in denominations of USD 1,000 principal amount) that were subject to Repurchase Events (as defined below) described in clause (y) of Section 8(b)(ii) during the term of the Transaction over (II) the aggregate number of Repurchase Options (as defined below) that were terminated hereunder relating to Repurchase Events described in clause (y) of Section 8(b)(ii) during the term of the Transaction [plus the aggregate number of Repurchase Options (as defined in the Base Call Option Transaction Confirmation) terminated under the Base Call Option Transaction Confirmation relating to Repurchase Events (as defined therein) described in clause (y) of Section 8(b)(ii) thereof during the term of the “Transaction” under the Base Call Option Transaction Confirmation]. Counterparty shall notify Dealer in writing of the number of Remaining Repurchase Options before 5:00 p.m. (New York City time) on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the Expiration Date.

Notice Deadline:	In respect of any exercise of Options hereunder on any Conversion Date on or after the Free Convertibility Date, 5:00 P.M., New York City time, on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Notice of Exercise:	Subject to “Automatic Exercise of Remaining Repurchase Options After Free Convertibility Date,” Counterparty shall notify Dealer in writing prior to the Notice Deadline of the number of Relevant Convertible Securities being converted on the related Conversion Date[; provided that any “Notice of Exercise” delivered to Dealer pursuant to the Base Call Option Transaction Confirmation shall be deemed to be a Notice of Exercise pursuant to this Confirmation and the terms of such Notice of Exercise shall apply, mutatis mutandis, to this Confirmation]. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder with a Conversion Date occurring on or after the Free Convertibility Date, automatic exercise shall apply and the Conversion Date shall be deemed to be the second “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Notice of Final Convertible Security Settlement Method:	In addition, Counterparty shall notify Dealer in writing before 5:00 P.M., New York City time, on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the Free Convertibility Date of the settlement method (and, if applicable, the “Specified Dollar Amount” (as defined in the Indenture)) elected (or deemed to be elected) with respect to Relevant Convertible Securities with a Conversion Date occurring on or after the Free Convertibility Date (any such notice, a “Notice of Final Convertible Security Settlement Method”); provided that, if Counterparty does not timely deliver the Notice of Final Convertible Security Settlement Method then the Notice of Final Convertible Security Settlement Method shall be deemed timely given and the Applicable Settlement Method shall be a Cash Election with a “Specified Dollar Amount” (as defined in the Indenture) of USD 1,000. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any settlement method election hereunder.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	As specified in Section 6(b) below.

Settlement Terms:

Settlement Date:	For any Exercise Date, the date two Clearance System Business Days following the final day of the Cash Settlement Averaging Period; provided that the Settlement Date shall not be prior to the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 P.M., New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above and “Method of Adjustment”, “Counterparty Discretionary Adjustments”, “Consequences of Merger Events/Tender Offers”, “Consequences of Announcement Events” and Section 8(c) below, in respect of an Exercise Date, Dealer will deliver to Counterparty on the related Settlement Date (the “Delivery Obligation”), (i) a number of Shares equal to the product of the Applicable Percentage and the aggregate number of Shares, if any, that Counterparty would be obligated to deliver to the “Holder(s)” (as such term is defined in the Indenture) of the Relevant Convertible Securities for such Conversion Date pursuant to Section 14.02(a)(iv)(C) of the Indenture (except that such number of Shares shall be rounded down to the nearest whole number) and cash in lieu of any fractional Share resulting from such rounding and/or (ii) the product of the Applicable Percentage and the aggregate amount of cash, if any, in excess of the principal amount of the Relevant Convertible Securities that Counterparty would be obligated to deliver to “Holder(s)” (as such term is defined in the Indenture) of the Relevant Convertible Securities for such Conversion Date pursuant to Section 14.02(a)(iv)(C) or Section 14.02(a)(iv)(B) of the Indenture, as the case may be, determined, for each of clauses (i) and (ii), by the Calculation Agent in a commercially reasonable manner by reference to such Sections of the Indenture as if (i) Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Applicable Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Relevant Convertible Securities and (ii) the relevant “Observation Period” (as defined in the Indenture) were the Cash Settlement Averaging Period; provided that, if the “Daily VWAP” (as defined in the Indenture) for any “Trading Day” (as defined in the Indenture pursuant to the second proviso in such definition) during the Cash Settlement Averaging Period is greater than the Cap Price, then clause (b) of the relevant “Daily Conversion Value” (as defined in the Indenture) for such “Trading Day” shall be determined as if such “Daily VWAP” for such “Trading Day” were deemed to equal the Cap Price; provided further that the Delivery Obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to “Holder(s)” (as such term is defined in the Indenture) of the Relevant Convertible Securities as a direct or indirect result of any adjustments to the “Conversion Rate” (as defined in the Indenture) pursuant to a Discretionary Anti-Dilution Adjustment and any interest payment that Counterparty is (or would have been) obligated to deliver to “Holder(s)” (as such term is defined in the Indenture) of the Relevant Convertible Securities for such Conversion Date. Notwithstanding the foregoing, except with respect to any Remaining Options, if, in respect of any Exercise Date, (x)(I) the number of Shares included in the Delivery Obligation multiplied by the Share Obligation Value Price plus (II) the amount of cash included in the Delivery Obligation, would otherwise exceed (y) the product of the Applicable Percentage and the relevant Net Convertible Share Obligation Value, such number of Shares and such amount of cash shall be proportionately reduced to the extent necessary to eliminate such excess.

Applicable Settlement Method:	For any Relevant Convertible Securities, if Counterparty has notified Dealer in the Notice of Final Convertible Security Settlement Method that it has elected, or is deemed to have elected, to satisfy its conversion obligation in respect of such Relevant Convertible Securities solely in cash in accordance with Section 14.02(a)(iv)(B) of the Indenture or in a combination of cash and Shares in accordance with Section 14.02(a)(iv)(C) of the Indenture (a “Cash Election”) with a “Specified Dollar Amount” (as defined in the Indenture) of at least USD 1,000, the Applicable Settlement Method shall be the settlement method actually so elected, or deemed to be elected, by Counterparty in respect of such Relevant Convertible Securities; otherwise, the Applicable Settlement Method shall assume Counterparty had made a Cash Election with respect to such Relevant Convertible Securities (a “Deemed Cash Election”) with a “Specified Dollar Amount” (as defined in the Indenture) of USD 1,000 per Relevant Convertible Security and the Delivery Obligation shall be determined by the Calculation Agent pursuant to Section 14.02(a)(iv)(C) of the Indenture as if the relevant “Observation Period” (as defined in the Indenture) were the Cash Settlement Averaging Period.

Cash Settlement Averaging Period:	The 20 consecutive “Trading Days” (as defined in the Indenture pursuant to the second proviso in such definition) commencing on, and including, the 21st “Scheduled Trading Day” (as defined in the Indenture) prior to the “Maturity Date” (as defined in the Indenture).

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the Cash Settlement Averaging Period, Counterparty shall give Dealer notice of the aggregate number of Shares and/or amount of cash included in the Total Convertible Share Obligation Value (as defined below) for all Conversion Dates.

Net Convertible Share Obligation Value:	With respect to Relevant Convertible Securities as to a Conversion Date, (i) the Total Convertible Share Obligation Value of such Relevant Convertible Securities for such Conversion Date minus (ii) the aggregate principal amount of such Relevant Convertible Securities for such Conversion Date.

Total Convertible Share Obligation Value:	With respect to Relevant Convertible Securities with respect to a Conversion Date, (i) (A) the number of Shares equal to the aggregate number of Shares that Counterparty is obligated to deliver to the “Holder(s)” (as such term is defined in the Indenture) of Relevant Convertible Securities for such Conversion Date pursuant to the Indenture multiplied by (B) the Share Obligation Value Price plus (ii) an amount of cash equal to the aggregate amount of cash that

Counterparty is obligated to deliver to the “Holder(s)” (as such term is defined in the Indenture) of Relevant Convertible Securities for such Conversion Date pursuant to the Indenture (including, for the avoidance of doubt, any cash payable by Counterparty in lieu of fractional Shares); provided that the Total Convertible Share Obligation Value shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to “Holder(s)” (as such term is defined in the Indenture) of the Relevant Convertible Securities as a direct or indirect result of any adjustments to the “Conversion Rate” (as defined in the Indenture) pursuant to a Discretionary Anti-Dilution Adjustment and any interest payment that Counterparty is (or would have been) obligated to deliver to “Holder(s)” (as such term is defined in the Indenture) of the Relevant Convertible Securities for such Conversion Date.

Share Obligation Value Price:	The opening price as displayed under the heading “Op” on Bloomberg page “RBRK.N <Equity>” (or its equivalent successor if such page is not available) on the applicable Settlement Date or other date of delivery.

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer, or an affiliate of the Issuer, of the Shares.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in the Dilution Adjustment Provisions (a “Potential Adjustment Event”) that requires an adjustment under the Indenture, the Calculation Agent shall, in good faith and in a commercially reasonable manner, make a corresponding adjustment in respect of any one or more of the Strike Price, the Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is required under the Indenture, subject to “Counterparty Discretionary Adjustments” below. For the avoidance of doubt, the Delivery Obligation shall be calculated on the basis of such adjustments by the Calculation Agent in respect of such Potential Adjustment Event. Immediately upon the occurrence of any Potential Adjustment Event, Counterparty shall notify the Calculation Agent of such Potential Adjustment Event.

Notwithstanding anything to the contrary herein or in the Equity Definitions:

(i) in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 14.04(b) of the Indenture or Section 14.04(c) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 14.04(b) of the Indenture) or “SP0” (as such term is used in Section 14.04(c) of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the reasonable costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable out-of-pocket expenses incurred by Dealer in connection with its commercially reasonable hedging activities as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

(ii) if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Conversion Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the reasonable costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable out-of-pocket expenses incurred by Dealer in connection with its commercially reasonable hedging activities as a result of such Potential Adjustment Event Change.

Upon the occurrence of any Potential Adjustment Event Change, Counterparty shall immediately notify the Calculation Agent in writing of the details of such Potential Adjustment Event Change.

For the avoidance of doubt, the Delivery Obligation shall be calculated on the basis of such adjustments by the Calculation Agent in respect of any such event described in clause (i) or clause (ii) above.

For the avoidance of doubt, Dealer shall not have any payment or delivery obligation hereunder in respect of, and no adjustment shall be made to the terms of the Transaction on account of, (x) any distribution of cash, property or securities by Counterparty to the “Holder(s)” (as such term is defined in the Indenture) of Convertible Securities (upon conversion or otherwise) or (y) any other transaction in which “Holders” (as such term is defined in the Indenture) of Convertible Securities are entitled to participate, in each case, in lieu of an adjustment under the Indenture in respect of a Potential Adjustment Event (including, without limitation, under the fourth sentence of Section 14.04(c) of the Indenture or the fourth sentence of Section 14.04(d) of the Indenture).

Dilution Adjustment Provisions:	Sections 14.04(a), (b), (c), (d), and (e) and Section 14.05 of the Indenture.

Counterparty Discretionary Adjustments:	Notwithstanding anything to the contrary herein or in the Equity Definitions, if the Calculation Agent in good faith disagrees with any adjustment under the Indenture that is the basis of any adjustment hereunder and that involves an exercise of discretion by Counterparty, its board of directors or a committee of its board of directors (including, without limitation, pursuant to Section 14.05 of the Indenture or pursuant to Section 14.07 of the Indenture or any supplemental indenture entered into thereunder or in connection with the determination of the fair value of any securities, property, rights or other assets), then the Calculation Agent will determine the corresponding adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment of or under the Transaction in good faith and in a commercially reasonable manner consistent with the methodology set forth in the Indenture. In addition, notwithstanding the foregoing, if any Potential

Adjustment Event occurs during the Cash Settlement Averaging Period but no adjustment was made to any Convertible Security under the Indenture because the relevant “Holder” (as such term is defined in the Indenture) of such Convertible Security was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall, in good faith and in a commercially reasonable manner, make an adjustment, consistent with the methodology set forth in the Indenture as determined by it, to the terms hereof in order to account for such Potential Adjustment Event. For the avoidance of doubt, the Delivery Obligation shall be calculated on the basis of such adjustments by the Calculation Agent.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, “Merger Event” shall have the meaning set forth for the term “Share Exchange Event” in Section 14.07 of the Indenture.

Consequences of Merger Events/ Tender Offers:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent, acting in good faith and commercially reasonably, shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement, composition of the “Shares” hereunder and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is required under Section 14.07 of the Indenture in respect of such Merger Event, as determined in good faith and in a commercially reasonable manner by the Calculation Agent by reference to such Section, subject to “Counterparty Discretionary Adjustments” above; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to a Make-Whole Fundamental Change Adjustment or a Discretionary Anti-Dilution Adjustment; provided further that in respect of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to compensate Dealer for any losses (including, without limitation, market losses customary for transactions similar to the Transaction with counterparties similar to Counterparty) solely as a result of any mismatch on its Hedge Position, assuming Dealer maintains a commercially reasonable Hedge Position, and the type and amount of consideration actually paid or issued to the holders of Shares in respect of such Merger Event; and provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) securities issued by an entity that is not a corporation organized under the laws of the United States, any state thereof or the District of Columbia or (ii) the Counterparty to the Transaction, following such Merger Event, will not be (A) a “Qualified Successor Entity” (as defined in the Indenture) organized under the laws of the United States, any State thereof or the District of Columbia or (B) the Issuer, unless, in the case of this clause (ii)(B), Counterparty and the issuer of the Shares have entered into such documentation containing representations, warranties and agreements related to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to preserve its commercially reasonable hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, in each case, Dealer may elect in its commercially reasonable discretion that Cancellation and Payment (Calculation Agent Determination) shall apply. For the avoidance of doubt (x) the Delivery Obligation shall be calculated on the basis of such adjustments by the Calculation Agent in respect of such Merger Event and (y) adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event gives rise to an Early Conversion. For purposes of this paragraph, “Tender Offer” means the occurrence of any event or condition set forth in Section 14.04(e) of the Indenture.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event, Counterparty shall reasonably promptly (but in any event prior to consummation of such Merger Event) notify the Calculation Agent of, in the case of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the weighted average of the types and amounts of consideration actually received by holders of Shares upon consummation of such Merger Event.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)” and the words “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event” shall be inserted prior to the word “which” in the seventh line, and (z) for the avoidance of doubt, the Calculation Agent shall, in good faith and in a commercially reasonable manner, determine whether the relevant Announcement Event has had a material economic effect on the Transaction (the terms of which include, among other terms, the Strike Price and Cap Price), and, if so, shall adjust the Cap Price accordingly to take into account such economic effect on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event and shall not be duplicative with any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement; provided that in no event shall the Cap Price be adjusted to be less than the Strike Price. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable; provided further that when the Calculation Agent makes an adjustment, determined in a commercially reasonable manner, to the Cap Price upon any Announcement Event, then the Calculation Agent shall make an adjustment to the Cap Price upon any announcement regarding the same event that gave rise to the original Announcement Event regarding any amendment that the Calculation Agent determines is material (it being understood that in making such determination, the Calculation Agent may take into consideration the effect of such announcement on the market for the Shares and/or options on the Shares) or any abandonment of any such event to the extent necessary to reflect the economic effect of such subsequent announcement on the Transaction (provided that in no event shall the Cap Price be less than the Strike Price). For the avoidance of doubt, the Delivery Obligation shall be calculated on the basis of such adjustments by the Calculation Agent in respect of any Announcement Event.

Announcement Event:	(i) The public announcement by Issuer, any subsidiary of Issuer, any affiliate of Issuer, any agent of Issuer or a Valid Third Party of (x) any transaction or event that the Calculation Agent determines is reasonably likely to be completed (it being understood that in making such determination, the Calculation Agent may take into consideration the effect of such announcement on the market for the Shares and/or options on the Shares) and that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration (excluding, for the avoidance of doubt, any consideration in the form of earn-outs or bona fide other arrangements for consideration payable post-closing of such acquisition or disposition contingent upon the satisfaction of specified facts or conditions) exceeds 35% of the market capitalization of Issuer as of the date of such announcement (a “Transformative Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or a Transformative Transaction, (ii) the public announcement by Issuer, any subsidiary of Issuer, any affiliate of Issuer or any agent of Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or a Transformative Transaction or (iii) any subsequent public announcement by Issuer, any subsidiary of Issuer, any affiliate of Issuer, any agent of Issuer or a Valid Third Party of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions; provided that (x) all references to “voting shares” in Sections 12.1(d), 12.1(e) and 12.1(l) of the Equity Definitions shall be replaced by references to “Shares” and (y) Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “25%” in the third line thereof.

Valid Third Party:	In respect of any transaction of the type described in the Announcement Event definition, any third party (or agent or affiliate thereof) that has a bona fide intent to enter into or consummate and is capable of consummating such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent and is capable of consummating such transaction, the Calculation Agent shall take into consideration the effect of the relevant announcement by such third party (or agent or affiliate thereof) on the Shares and/or options relating to the Shares).

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Termination Event(s):	Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with the Transaction (or the cancelled or terminated portion thereof) being the Affected Transaction and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (ii) adding the words “, or holding, acquiring or disposing of any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions, and any such determination of a Change in Law shall be consistently applied by the affected party across transactions similar to the Transaction and for counterparties similar to the relevant counterparty.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Not Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following sentence at the end of such Section:

“For the avoidance of doubt, (i) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (ii) the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Notwithstanding anything to the contrary herein or in the Equity Definitions, in no event will a Hedging Disruption occur solely due to the deterioration of the creditworthiness of the Hedging Party relative to other comparable financial institutions.

(e) Increased Cost of Hedging:	Not Applicable, except with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above.

Hedging Party:	Dealer. All determinations, adjustments and calculations made by the Hedging Party shall be made in good faith and in a commercially reasonable manner. The Hedging Party will promptly, upon written notice from Counterparty, provide a statement displaying in reasonable detail the basis for any determination, adjustment or calculation, as the case may be, made by the Hedging Party (but not, for the avoidance of doubt, the making of any election it is entitled to make as “Hedging Party”), including any quotations, market data or information from internal or external sources used in making such determination, adjustment or calculation (it being understood that the Hedging Party shall not be required to disclose any confidential information or proprietary models used by it in connection with such determination, adjustment or calculation, as the case may be) and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

Determining Party:	Dealer. All determinations, adjustments and calculations made by the Determining Party shall be made in good faith and in a commercially reasonable manner, and when making any determination, adjustment or calculation as “Determining Party” (but not, for the avoidance of doubt, the making of any election it is entitled to make as “Determining Party”), Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Determining Party were the Calculation Agent. The Determining Party will promptly, upon written notice from Counterparty, provide a statement displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be (but not, for the avoidance of doubt, the making of any election it is entitled to make as “Determining Party”), including any quotations, market data or information from internal or external sources used in making such determination, adjustment or calculation (it being understood that the Determining Party shall not be required to disclose any confidential information or proprietary models used by it in connection with such determination, adjustment or calculation, as the case may be) and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Hedging Adjustment:	For the avoidance of doubt, whenever Dealer, the Hedging Party, the Determining Party or the Calculation Agent is permitted to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of any event (other than an adjustment made by reference to the Indenture), the Calculation Agent, the Hedging Party, the Determining Party or Dealer, as the case may be, shall make such adjustment by reference to the effect of such event on Dealer assuming that Dealer maintains a commercially reasonable hedge position.

3. Calculation Agent:	Dealer; provided that all determinations, adjustments and calculations by the Calculation Agent (other than determinations, adjustments and calculations made by reference to the Indenture) shall be made in good faith and in a commercially reasonable manner and assuming for such purposes that Dealer is maintaining, establishing and/or unwinding, as applicable, a commercially reasonable hedge position; provided further that if an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party occurs, Counterparty shall have the right to appoint a successor calculation agent which shall be a nationally recognized third-party dealer in over-the-counter corporate equity derivatives. Calculation Agent agrees that it will promptly, upon written notice from Counterparty, provide a statement displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be (including any quotations, market data or information from internal or external sources used in making such determination, adjustment or calculation, it being understood that the Calculation Agent shall not be required to disclose any confidential information or proprietary models used by it in connection with such determination, adjustment or calculation, as the case may be) and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

4.	Account Details:

Dealer Payment Instructions:

[__________]

Counterparty Payment Instructions:

To be provided by Counterparty.

5.	Offices:

The Office of Dealer for the Transaction is: [________]

[Inapplicable, Dealer is not a Multibranch Party]

The Office of Counterparty for the Transaction is:

Inapplicable, Counterparty is not a Multibranch Party

6.	Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

To:	Rubrik, Inc.

3495 Deer Creek Road,

Palo Alto, CA 94304

Attention: [    ]

With mandatory copies via email to:

[   ]

(b)	Address for notices or communications to Dealer:

[_______]

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(iv) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(v) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction.

(vi) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(vii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(ix) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement, dated as of June [__], 2025, among Counterparty and Goldman Sachs & Co. LLC as representative of the initial purchasers party thereto (the “Purchase Agreement”), are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(x) To the knowledge of Counterparty, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being financial institutions or broker-dealers or as required by Section 13 or Section 16 of the Exchange Act.

(xi) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(xii) Counterparty acknowledges that the Transaction may constitute a purchase of its equity securities or a capital distribution. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), the Counterparty will be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under programs or facilities established by the Board of Governors of the Federal Reserve System for the purpose of providing liquidity to the financial system. Accordingly, Counterparty represents and warrants that neither it nor any of its subsidiaries has applied, and throughout the term of the Transaction, neither it nor any of its subsidiaries shall apply, for a loan, loan guarantee, direct loan (as that term is defined in the CARES Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law, including the CARES Act and the Federal Reserve Act, as amended, and (b) requires, as a condition of such loan, loan guarantee, direct loan (as that term is defined in the CARES Act), investment, financial assistance or relief, that the Counterparty or any of its subsidiaries agree, attest, certify or warrant that it or such subsidiary has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty and that it has not and such subsidiary has not, as of the date specified in such condition, made a capital distribution or will not make a capital distribution; provided that Counterparty may apply for any such governmental assistance if Counterparty determines based on the advice of outside counsel that the terms of the Transaction would not cause Counterparty to fail to satisfy any condition for application for or receipt or retention of such governmental assistance based on the terms of the relevant program or facility as of the date of such advice. Counterparty further represents and warrants that the Premium is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of the Transaction (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e) As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a)(i), (ii), (iii) and (iv) of the Agreement and Section 7(a)(vii) hereof; provided that any such opinion of counsel may contain customary exceptions and qualifications, including, without limitation, exceptions and qualifications relating to indemnification provisions.

(f) Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with the Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g) [Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(h) Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein, in each case, to the extent such rules are applicable to such party.]

8. Other Provisions:

(a) Right to Extend. Dealer may postpone or add, in whole or in part, any “Trading Day” (as defined in the Indenture pursuant to the second proviso in such definition) in the Cash Settlement Averaging Period, any Exercise Date or Settlement Date or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent, in good faith and in a commercially reasonable manner, shall make appropriate adjustments to the Delivery Obligation), if

Dealer determines, in good faith and in a commercially reasonable manner, and, in respect of clause (ii) below, based on the advice of counsel, that such extension is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date), or (ii) to enable Dealer to effect purchases or sales of Shares or Share Termination Delivery Units in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would (assuming, in the case of purchases, Dealer were Counterparty or an affiliated purchaser of Counterparty) be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer and, in the case of policies or procedures, so long as such policies or procedures are consistently applied to transactions similar to the Transaction); provided that no such “Trading Day” (as defined in the Indenture pursuant to the second proviso in such definition), Exercise Date, Settlement Date or other date of valuation, payment or delivery may be postponed or added more than 40 “Trading Days” (as defined in the Indenture pursuant to the second proviso in such definition) after the original “Trading Day” (as defined in the Indenture pursuant to the second proviso in such definition), Exercise Date, Settlement Date or other date of valuation, payment or delivery, as the case may be.

(b) Additional Termination Events.

(i) The occurrence of an event of default with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 6.01 of the Indenture, which default has resulted in the Convertible Securities becoming due and payable under the terms thereof, shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement.

(ii) As promptly as practicable (but in any event within ten Scheduled Trading Days) following any Repurchase Event (as defined below), Counterparty (x) in the case of a Repurchase Event resulting from a repurchase pursuant to the terms of the Indenture, including any repurchase pursuant to Section 15.02 of the Indenture, or a redemption pursuant to Section 16.01 of the Indenture, shall notify Dealer in writing of such Repurchase Event and the number of Convertible Securities subject to such Repurchase Event, and (y) in the case of a Repurchase Event not described in clause (x) above, may notify Dealer in writing of such Repurchase Event and the number of Convertible Securities subject to such Repurchase Event (any such notice, a “Convertible Securities Repurchase Notice”)[; provided that any “Convertible Securities Repurchase Notice” delivered to Dealer pursuant to the Base Call Option Transaction Confirmation shall be deemed to be a Convertible Securities Repurchase Notice pursuant to this Confirmation and the terms of such Convertible Securities Repurchase Notice shall apply, mutatis mutandis, to this Confirmation]. Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of (I) any Convertible Securities Repurchase Notice, and (II) in the case of a Repurchase Event described in clause (y) of the immediately preceding sentence, a written representation and warranty by Counterparty that, as of the date of such Convertible Securities Repurchase Notice, Counterparty is not in possession of any material nonpublic information regarding Counterparty or the Shares, in each case, within the applicable time period set forth in the preceding sentence, shall constitute an Additional Termination Event as provided in this Section 8(b)(ii). Upon receipt of any such Convertible Securities Repurchase Notice and the related written representation and warranty (if applicable), Dealer shall promptly designate an Exchange Business Day following receipt of such Convertible Securities Repurchase Notice (which in no event shall be earlier than the related repurchase date for such Convertible Securities) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) the number of such Convertible Securities specified in such Convertible Securities Repurchase Notice [minus the number of “Repurchase Options” (as defined in the Base Call Option Transaction Confirmation), if any, that relate to such Convertible Securities (and for purposes of determining whether any Options under this

Confirmation or under the Base Call Option Transaction Confirmation will be among the Repurchase Options hereunder or under, and as defined in, the Base Call Option Transaction Confirmation, the Convertible Securities specified in such Convertible Securities Repurchase Notice shall be allocated first to the Base Call Option Transaction Confirmation until all Options thereunder are exercised or terminated)] and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. Any payment hereunder with respect to such termination (the “Repurchase Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction; provided that, in the event of a Repurchase Event resulting from a repurchase pursuant to Section 15.02 of the Indenture or a redemption pursuant to Section 16.01 of the Indenture, the Repurchase Unwind Payment shall not be greater than (x) the number of Repurchase Options multiplied by (y) the product of (A) the Applicable Percentage and (B) the excess of (I) the amount to be paid by Counterparty per Convertible Security in connection with the Repurchase Event pursuant to the relevant sections of the Indenture over (II) the Synthetic Instrument Adjusted Issue Price (as defined below) determined by the Calculation Agent by reference to the Early Termination Date with respect to such termination pursuant to the Synthetic Instrument AIP Table set forth in Section 8(b)(iii)(C). If the exact Early Termination Date is not listed on the Synthetic Instrument AIP Table, the Synthetic Instrument Adjusted Issue Price per $1,000 principal amount of Convertible Securities shall be determined by the Calculation Agent by reference to the Synthetic Instrument AIP Table using linear interpolation between the lower and higher Synthetic Instrument Adjusted Issue Prices per $1,000 principal amount of Convertible Securities for the Early Termination Dates immediately preceding and immediately following, as applicable, the Early Termination Date with respect to such termination. “Repurchase Event” means that (i) any Convertible Securities are redeemed or repurchased (whether pursuant to Section 15.02 or 16.01 of the Indenture or otherwise) by Counterparty or any of its subsidiaries (including in connection with, or as a result of, a “Fundamental Change” (as defined in the Indenture), a tender offer, exchange offer or similar transaction or for any other reason), (ii) any Convertible Securities are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (iii) any principal of any of the Convertible Securities is repaid prior to the final maturity date of the Convertible Securities (for any reason other than as a result of an acceleration of the Convertible Securities that results in an Additional Termination Event pursuant to the preceding Section 8(b)(i)), or (iv) any Convertible Securities are exchanged by or for the benefit of the “Holders” (as such term is defined in the Indenture) thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any conversion of Convertible Securities (whether into cash, Shares, “Reference Property” (as defined in the Indenture) or any combination thereof) pursuant to the terms of the Indenture shall not constitute a Repurchase Event.

(iii) Notwithstanding anything to the contrary in this Confirmation, upon any Early Conversion in respect of which the relevant converting “Holder” (as such term is defined in the Indenture) has satisfied the requirements to conversion set forth in Section 14.02(b) of the Indenture:

(A)

Counterparty shall, as promptly as practicable (but in any event within five Scheduled Trading Days of the “Conversion Date” (as defined in the Indenture) for such Early Conversion), provide written notice (an “Early Conversion Notice”) to Dealer specifying the number of Convertible Securities surrendered for conversion on such Conversion Date (such Convertible Securities, the “Affected Convertible Securities”), and the giving of such Early Conversion Notice shall constitute an Additional Termination Event as provided in this Section 8(b)(iii)[; provided that any “Early Conversion Notice” delivered to Dealer pursuant to the Base Call Option Transaction Confirmation shall be deemed to be an Early Conversion

Notice pursuant to this Confirmation and the terms of such Early Conversion Notice shall apply, mutatis mutandis, to this Confirmation]; provided [further] that any such Early Conversion Notice shall contain a written acknowledgement by Counterparty of its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of the delivery of such Early Conversion Notice;

(B)

upon receipt of any such Early Conversion Notice, within a commercially reasonable period of time thereafter, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for the conversion of such Affected Convertible Securities) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Convertible Securities [minus the “Affected Number of Options” (as defined in the Base Call Option Transaction Confirmation), if any, that relate to such Affected Convertible Securities (and for purposes of determining whether any Options under this Confirmation or under the Base Call Option Transaction Confirmation will be among the Affected Number of Options hereunder or under, and as defined in, the Base Call Option Transaction Confirmation, the Affected Convertible Securities specified in such Early Conversion Notice shall be allocated first to the Base Call Option Transaction Confirmation until all Options thereunder are exercised or terminated)] and (y) the Number of Options as of the date Dealer designates such Early Termination Date;

(C)

any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction; provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage, multiplied by (2) the Affected Number of Options, multiplied by (3)(x) the sum of (i) the amount of cash paid (if any) and (ii) the number of Shares delivered (if any) to the “Holder” (as such term is defined in the Indenture) of an Affected Convertible Security upon conversion of such Affected Convertible Security (in each case, including any cash and/or Shares payable and/or deliverable as the result of a Make-Whole Fundamental Change Adjustment (if any)), multiplied by the Share Obligation Value Price on the settlement date of the conversion of such Affected Convertible Securities, minus (y) the Synthetic Instrument Adjusted Issue Price per Affected Convertible Security as determined by the Calculation Agent (the “Synthetic Instrument Adjusted Issue Price”) by reference to the Early Termination Date with respect to such termination pursuant to the table below (the “Synthetic Instrument AIP Table”); provided that if the exact Early Termination Date is not listed on the table below, the Synthetic Instrument Adjusted Issue Price per $1,000 principal amount of Convertible Securities shall be determined by the Calculation Agent by reference to the table below using linear interpolation between the lower and higher Synthetic Instrument Adjusted Issue Prices per $1,000 principal amount of Convertible Securities for the Early Termination Dates specified in the table below immediately preceding and immediately following, as applicable, the Early Termination Date with respect to such termination;

Early Termination Date	Synthetic Instrument Adjusted Issue Price per $1,000 principal amount of Convertible Securities
June 13, 2025	USD [__]
December 15, 2025	USD [__]
June 15, 2026	USD [__]
December 15, 2026	USD [__]
June 15, 2027	USD [__]
December 15, 2027	USD [__]
June 15, 2028	USD [__]
December 15, 2028	USD [__]
June 15, 2029	USD [__]
December 15, 2029	USD [__]
June 15, 2030	USD 1,000.00

(D)

for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Conversion and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustment to the “Conversion Rate” (as defined in the Indenture) for the Convertible Securities has occurred pursuant to any Make-Whole Fundamental Change Adjustment or Discretionary Anti-Dilution Adjustment and (z) the corresponding Convertible Securities remain outstanding; and

(E)

the Transaction shall remain in full force and effect, except that, as of the “Conversion Date” (as defined in the Indenture) for such Early Conversion, the Number of Options shall be reduced by the Affected Number of Options.

(c) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case, that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) and 6(e) of the Agreement (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below) unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 5:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) as of the date of such election, Counterparty represents that it is not aware of any material nonpublic information with respect to Issuer and the Shares and that such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 6(d)(ii) and 6(e) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 6(d)(ii) of the Agreement or such later date or dates as Dealer may commercially reasonably determine taking into account commercially reasonable hedging or hedge unwind activity, in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent in good faith and in a commercially reasonable manner, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall, in good faith and in a commercially reasonable manner, adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in a commercially reasonable manner and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event (other than on account of an Insolvency, Nationalization or Merger Event), Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer or an affiliate of the issuer of any Share Termination Delivery Units (or any part thereof).

(d) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction in a commercially reasonable manner cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities (in all cases of (A)-(E) above, as would be usual and customary for offerings for companies of similar size and industry), provided that, if Counterparty elects clause (i) above but the items referred to therein are not completed in a timely manner, or if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of issuers of similar size and industry, in form and substance commercially reasonably satisfactory to Dealer, including using reasonable efforts to include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), and best efforts obligations to provide opinions and certificates and such other documentation as is customary for private placements agreements for transactions of similar size and type, as is commercially reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its good faith, commercially reasonable judgment, to compensate Dealer for any commercially reasonable discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement and for the avoidance of doubt, the Delivery Obligation shall be calculated on the basis of such adjustments by the Calculation Agent); or (iii) purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts and at such time(s), commercially reasonably requested by Dealer. This Section 8(d) shall survive the termination, expiration or early unwind of the Transaction.

(e) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, on or prior to the date one Exchange Business Day immediately following any day on which Counterparty has effected any repurchase of Shares or consummates or otherwise engages in any transaction or event (a “Conversion Rate Adjustment Event”) that has led to an increase in the “Conversion Rate” (as defined in the Indenture), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage is (i) greater than [___]% and (ii) thereafter greater by at least 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice; provided that Counterparty may provide Dealer advance notice on or prior to any such day to the extent it expects repurchases or any Conversion Rate Adjustment Event effected on such day may result in an obligation to deliver a Repurchase Notice (and in such case, any such advance notice shall be deemed a Repurchase Notice to the maximum extent it expects that repurchases or such Conversion Rate Adjustment Event set forth in such advance notice as if Counterparty had executed such repurchases or Conversion Rate Adjustment Event) and in the case of any repurchases of Shares pursuant to a plan under Rule 10b5-1 under the Exchange Act, Counterparty may elect to satisfy such requirement by promptly giving Dealer written notice of entry into such plan, the maximum number of Shares that may be purchased thereunder and the approximate dates or periods during which such repurchases may occur (with such maximum number of Shares deemed repurchased on the date of such notice for purposes of this Section 8(e)). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares plus the number of Shares underlying any other convertible bond hedge transactions or similar call options sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to the Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any state or federal law, regulation or regulatory order, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty in each case relating to or arising out of such failure. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement and shall inure to the benefit of any permitted assignee of Dealer. Counterparty will not be liable under this indemnity provision to the extent any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from Dealer’s gross negligence or willful misconduct.

(f) Transfer and Assignment. Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any affiliate of Dealer with a rating (i) for its long-term, unsecured and unsubordinated indebtedness at least equivalent to Dealer’s (or its ultimate parent’s) or (ii) that is no lower than A3 from Moody’s Investor Service, Inc. (or its successor) or A- from Standard and Poor’s Financial Services LLC (or its successor); provided further that, at the time of such transfer or assignment (i) both the Dealer and transferee in any such transfer or assignment are a “dealer in securities” within the meaning of Section 475(c)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) or the transfer or assignment does not result in a deemed exchange by Counterparty within the meaning of Section 1001 of the Code, (ii) after any such transfer, Counterparty will not (including, for the avoidance of doubt, after giving effect to any indemnity from the transferee or assignee to Counterparty provided in connection with such transfer or assignment), as a result of any withholding or deduction made by the transferee or assignee as a result of any Tax, receive from the transferee or assignee on any payment date or delivery date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as such withholding or deduction) an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Dealer would have been required to pay or deliver to Counterparty in the absence of such Transfer (except to the extent such lower amount or number results from a Change in Tax Law after the date of such Transfer), and (iii) Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may reasonably be requested by Counterparty to permit Counterparty to make any necessary determinations pursuant to clause (ii) of this proviso. If at any time at which (1) the Equity Percentage exceeds 9.0% or (2) Dealer, Dealer

Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Counterparty applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator, but excluding reporting obligations arising under Section 13 of the Exchange Act) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received, or that would have any other adverse effect on a Dealer Person, under Applicable Restrictions minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), Dealer, in its reasonable discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position would no longer exist following the resulting partial termination of the Transaction (after taking into account commercially reasonable adjustments to Dealer’s commercially reasonable Hedge Positions from such partial termination). In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement or Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Affected Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part (collectively, “Dealer Group”) beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited to, the following conditions:

(A) With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(d), 8(e), 8(v) or any obligations under Section 2 (regarding Extraordinary Events) of this Confirmation;

(B) Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in Section 7701(a)(30) of the Code);

(C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of customary legal opinions with respect to securities laws and other matters by such third party and Counterparty as are reasonably requested by, and reasonably satisfactory to, Dealer;

(D) Dealer shall not (including, for the avoidance of doubt, after giving effect to any indemnity from the transferee or assignee to Dealer provided in connection with such transfer or assignment), as a result of such transfer or assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer or assignment (except to the extent such greater amount results from a Change in Tax Law after the date of such transfer or assignment);

(E) An Event of Default, Potential Event of Default or Termination Event shall not occur as a result of such transfer or assignment;

(F) Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide a properly executed IRS Form W-9 and any such other tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer or assignment; and

(G) Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations; provided that such affiliates of Dealer shall comply with the provisions of the Transaction in the same manner as Dealer would have been required to comply. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(g) Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the tenth (10th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii) the “Settlement Terms” set forth in Section 2 above will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(h) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i) No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(j) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(k) Early Unwind. In the event the sale by Counterparty of the [Firm Securities][Optional Securities] (as defined in the Purchase Agreement) is not consummated pursuant to the Purchase Agreement for any reason by 5:00 p.m. (New York City time) on the Premium Payment Date (or such later date as agreed upon by the parties) (the Premium Payment Date or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty hereunder shall be cancelled and terminated. Following such termination and cancellation, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l) Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its Hedge Position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the “Daily VWAP” (as defined in the Indenture); (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the “Daily VWAP” (as defined in the Indenture), each in a manner that may be adverse to Counterparty; and (E) the Transaction is a derivatives transaction in which it has granted Dealer an option, and Dealer may purchase Shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the Transaction.

(m) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), the parties hereby agree that neither the enactment of the WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or any regulation under the WSTAA (or any such statute), nor any requirement under the WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or an amendment made by the WSTAA (or any such statute), shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging or Illegality).

(n) Governing Law; Exclusive Jurisdiction; Waiver of Jury.

(i) THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(ii) Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:

“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to this Confirmation or the Agreement, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in this Confirmation or the Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or decline to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate pursuant to any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Confirmation or the Agreement, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

(iii) EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR THE AGREEMENT.

(o) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(p) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(q) Payee Tax Representations.

(i) For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a corporation and a U.S. person (as that term is defined in Section 7701(a)(30) of the Code and used in Section 1.1441-4(a)(3)(ii) of the Treasury Regulations) for U.S. federal income tax purposes.

(ii) For the purpose of Section 3(f) of the Agreement, Dealer makes the following representations to Counterparty:

[Insert Relevant Payee Tax Representations for Dealer.]

(r) Tax Matters. For purposes of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer, upon request, one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto). Dealer shall provide to Counterparty one duly executed and completed United States Internal Revenue Service Form [__] (or successor thereto), upon reasonable request of Counterparty.

(s) Withholding Tax with Respect to Non-US Counterparties. “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) or (ii) any tax imposed on amounts treated as dividends from sources within the United States under Section 871(m) of the Code (or any Treasury regulations or other guidance issued thereunder) (a “Section 871(m) Tax”). For the avoidance of doubt, a FATCA Withholding Tax and a Section 871(m) Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(t) Amendment to Equity Definitions; Agreement.

(i) Solely in respect of adjustments to the Cap Price pursuant to Section 8(u), Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “that is the result of a corporate event involving the Issuer or its securities that has, in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the Shares or options on the Shares; provided that such event is not based on (a) an observable market, other than the market for Issuer’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Issuer’s own operations.”.

(ii) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect or, if Counterparty represents to Dealer in writing at the time of such election that (i) it is not aware of any material nonpublic information with respect to Issuer or the Shares and (ii) it is not making such election as part of a plan or scheme to evade compliance with the U.S. federal securities laws, Counterparty may elect”.

(iii) Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof and (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.

(u) Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in the Agreement, the Equity Definitions or this Confirmation, upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty of the terms of any Potential Adjustment Event, the Calculation Agent shall determine in good faith and in a commercially reasonable manner whether such occurrence or declaration, as applicable, has had a material economic effect on the Transaction and, if so, shall, in its good faith and commercially reasonable discretion, adjust the Cap Price to preserve the fair value of the Options taking into account, for the avoidance of doubt, such economic effect on both the Strike Price and Cap Price; provided that in no event shall the Cap Price be less than the Strike Price; provided further that (i) with respect to any Announcement Event (or any event that would be an Announcement Event if “35%” and “25%” in the definition thereof were replaced with “0%”), no adjustment to the Cap Price shall be made pursuant to this Section 8(u); (ii) the parties agree that, for purposes of this Section 8(u), (x) open market Share repurchases at prevailing market price, (y) Share repurchases through a dealer pursuant to accelerated share repurchases, forward contracts or similar transactions (including, without limitation, any discount to average VWAP prices) that are entered into at prevailing market prices and in accordance with customary market terms for transactions of such type to repurchase the Shares and (z) any reacquisition of Shares pursuant to Counterparty’s employee incentive plans in connection with the related equity transactions, or Counterparty’s withholding of Shares to cover tax liabilities associated with such equity transactions, shall not be considered Potential Adjustment Events or Tender Offers so long as, in the case of clauses (x) and (y), such repurchases in aggregate would not reduce the number of total Shares outstanding to be less than [ ] Shares, as determined by the Calculation Agent and as adjusted by the Calculation Agent to account for any subdivision or combination with respect to the Shares; and (iii) any adjustment to the Cap Price made pursuant to this Section 8(u) shall be made without duplication of any other adjustment hereunder (including, for the avoidance of doubt, adjustment made pursuant to the provisions opposite the captions “Method of Adjustment,” “Consequences of Merger Events / Tender Offers” and “Consequence of Announcement Events” in Section 2 above). For purposes of this Section 8(u), (x) the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to each such term in the Equity Definitions (in the case of the definition of “Potential Adjustment Event”, as amended by Section 8(t)(i), and in the case of the definition of “Tender Offer”, as if all references to “voting shares” in Sections 12.1(d), 12.1(e) and 12.1(l) of the Equity Definitions were instead references to “Shares”) and (y) “Extraordinary Dividend” shall mean any cash dividend on the Shares.

(v) Notice of Certain Other Events. (A) Counterparty shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Securities in connection with any Potential Adjustment Event, Merger Event or Tender Offer and (B) promptly following any such adjustment, Counterparty shall give Dealer written notice of the details of such adjustment.

(w) Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(x) [QFC language To Be Added.]

(y) [Insert additional Dealer boilerplate, if any.]

[Signature Pages Follow]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Dealer.

Yours faithfully,

[DEALER]

By:
Authorized Signatory
Name:

[Signature Page to [Base][Additional] Capped Call Confirmation]

Agreed and Accepted By:

RUBRIK, INC.

By:
Name:
Title:

[Signature Page to [Base][Additional] Capped Call Confirmation]